Exhibit 10.1

2006 Base Salary Rates; 2005 Cash Bonus Amounts

The following table lists the 2006 base salary rate and 2005 cash bonus amount approved on February 21, 2006, for each of our named executive officers.

Name and Title	2006 Base Salary Rate	2005 Cash Bonus Amount
Arthur H. Keeney III President and Chief Executive Officer	$245,000	$73,209

J. Dorson White Executive Vice President and Chief Operating Officer	145,000	30,438

William F. Plyler, II Senior Vice President and Chief Credit Officer	115,500	24,748

Gary M. Adams Senior Vice President and Chief Financial Officer	100,000	22,004